EXHIBIT 10.106
MADISON PARK, L.L.C.
30 East 71st #1A
New York, NY 10021
(212) 717-0520
(212) 717-4263
as of October 1, 2007
CONFIDENTIAL
EZCORP, Inc.
1901 Capital Parkway
Austin, TX 78746
Gentlemen:
The purpose of this letter is to extend the term of the existing advisory services agreement dated as of October 1, 2004 between EZCORP, Inc. (“EZCORP”) and Madison Park, L.L.C. (“Madison Park”) regarding advisory services to be rendered by Madison Park to EZCORP (the “Agreement”) until the earlier of: (1) December 31, 2007; or (2) the completion of a review currently being undertaken by EZCORP, Inc. and any action taken as a result thereof.
All other terms and conditions of the Agreement remain unchanged and in full force and effect.

MADISON PARK, L.L.C.

By:	Virginia D. Dodson
Title:	Vice President

AGREED AND ACCEPTED ON THIS DAY OF October 3, 2007 and effective as of October 1, 2007.

EZCORP, INC.

By:
Title: